Exhibit 3.1

Certificate of Amendment

of

The Certificate of Incorporation

of

International Business Machines Corporation

Under Section 805 of the Business Corporation Law

The undersigned, being the Vice President, Assistant General Counsel and Secretary of International Business Machines Corporation (the “Corporation”), hereby certifies that:

First: The name of the Corporation is International Business Machines Corporation. The name under which the Corporation was originally formed is Computing-Tabulating-Recording-Co.

Second: The original Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on June 16, 1911 under the name Computing-Tabulating-Recording-Co.

Third: Pursuant to Section 502 of the Business Corporation Law and subparagraph (2) of Article FOUR of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating Article FOUR, which includes the addition of a new subparagraph (3) that states the number, designation, relative rights, preferences, and limitations of the shares of a new series of preferred stock “Series A preferred stock”, as fixed by the Board of Directors and which shall read in its entirety as follows:

“(1) Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, each share of the capital stock of the Corporation shall be entitled to one vote on all matters requiring a vote of the stockholders and, subject to the rights of the holders of any outstanding shares of preferred stock issued under this Article FOUR, shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled under this Article FOUR, the holders of capital stock shall be entitled, to the exclusion of the holders of the preferred stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Corporation available for distribution.

(2) The Board of Directors is authorized, at any time or from time to time, to issue preferred stock and (i) to divide the shares of preferred stock into series; (ii) to determine the designation for any such series by number, letter, or title that shall distinguish such series from any other series of preferred stock; (iii) to determine the number of shares in any such series (including a determination that such series shall consist of a single share); and (iv) to determine with respect to the shares of any series of preferred stock:

(a)	whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;

(b)	whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;

(c)	whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

(d)	whether, and if so upon what terms and conditions, such shares shall be redeemable;

(e)	whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund;

(f)	whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof, provided that the holders of shares of preferred stock (i) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of capital stock, and (ii) will not be entitled to vote on any matter separately as a class, except, to the extent specified with respect to each series, (x) with respect to any amendment or alteration of the provisions of this Certificate of Incorporation that would adversely affect the powers, preferences, or special rights of the applicable series of preferred stock or (y) in the event the Corporation fails to pay dividends on any series of preferred stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which event the number of directors may be increased by two and the holders of outstanding shares of preferred stock then similarly entitled shall be entitled to elect the two additional directors until full accumulated dividends on all such shares of preferred stock shall have been paid; and

(g)	whether the holders thereof shall be entitled to other preferences or rights and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

(3) Series A Preferred Stock.

(a)               Designation and Amount. There shall be a series of preferred stock that shall be designated as the “Series A Preferred Stock” (the “Series A preferred stock”). Except as set forth herein, each share of Series A preferred stock shall have the same relative rights and preferences as, and shall be identical in all respects to, the Adjustment Number of shares of capital stock. The Series A preferred stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 75,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A preferred stock to a number less than the number of shares then outstanding, plus the number of shares reserved, if any, for issuance upon the exercise of outstanding options, rights, or warrants or upon the exercise of any options, rights, or warrants issuable upon conversion of any outstanding securities issued by the Corporation convertible into Series A preferred stock.

(b)               Dividends and Distributions.

(i)                 Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A preferred stock with respect to dividends, if the Corporation declares, makes, or pays any cash dividend or distribution in respect of the capital stock (a “Common Dividend”), each holder of Series A preferred stock (each, a “Holder”) shall receive a dividend in an amount (rounded to the nearest cent) equal to the product of (x) the amount of such Common Dividend paid per share of capital stock, multiplied by (y) the Adjustment Number (such amount per share of Preferred Stock, the “Participating Cash Dividend”). Participating Cash Dividends shall be payable to Holders on the record date for such Common Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Cash Dividend is paid. The “Adjustment Number” shall initially be 3.

(ii)              Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A preferred stock with respect to dividends, if the Corporation distributes shares of its capital stock, evidences of its indebtedness, or other assets, securities, or property, in respect of the capital stock (an “In-Kind Common Dividend”), excluding (x) cash dividends with respect to which Holders are entitled to Participating Cash Dividends and (y) any distribution of the equity securities of any subsidiary of the Corporation, then the Holders shall receive in such distribution or other transaction a dividend (payable in kind) equal to the product of (x) the amount of such In-Kind Common Dividend paid per share of capital stock, multiplied by (y) the Adjustment Number (the “In-Kind Participating Dividend” and, collectively with the Participating Cash Dividend, the “Participating Dividends”). If the Corporation distributes equity securities of a subsidiary, then, in lieu of participating in such distribution or transaction, the Holders shall receive an additional number of Series A preferred stock or other property of at least equivalent value, in each case as determined by the Board of Directors.

(iii)            The Corporation shall declare a dividend or distribution on the Series A preferred stock as provided in clauses (i) and (ii) above immediately after or concurrent with such time as it declares a dividend or distribution on the capital stock (other than a dividend payable in shares of capital stock).

(c)               Voting Rights. Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, each share of Series A preferred stock of the Corporation shall be entitled to one vote on all matters requiring a vote of the stockholders. Except as provided otherwise herein or by the Certificate of Incorporation or applicable law, the holders of Series A preferred stock and the holders of capital stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of the holders of capital stock of the Corporation. Except as provided herein or by the Certificate of Incorporation or applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required for authorizing or taking any corporation action.

(d)               Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of shares of Series A preferred stock shall be entitled to receive and be paid out of the assets of the Corporation available for distribution to its shareholders in respect of each share of Series A preferred stock the greater of (x) an amount equal to $0.01 per share, or (y) the amount that would be distributable on a number of shares of capital stock equal to the Adjustment Number (determined as if all outstanding Series A preferred stock were instead the Adjustment Number of shares of capital stock). After the payment to the holders of Series A preferred stock of the full preferential amounts provided for in this subparagraph 3(d) of this Article FOUR, the holders of Series A preferred stock shall have no right or claim to any of the remaining assets of the Corporation.

(e)               Transactions in Respect of Capital Stock. If the Corporation shall, at any time while the Series A preferred stock is outstanding:  (A) subdivide or split the outstanding shares of capital stock into a larger number of shares; (B) combine (including by way of a reverse stock split) the outstanding shares of capital stock into a smaller number of shares; or (C) pay a dividend or make a distribution payable in capital stock (excluding dividends in which holders of Series A preferred stock participate); then, and in each such case, the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of capital stock outstanding immediately after such event and the denominator of which is the number of shares of capital stock that were outstanding immediately prior to such event.  An adjustment made pursuant to this clause (f) shall become effective retroactively (I) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of capital stock entitled to receive such dividend or distribution or (II) in the case of any such subdivision, split or combination, immediately following the close of business on the day upon which such corporate action becomes effective.  If the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Adjustment Number then in effect shall be required by reason of the taking of such record.  If any event occurs as to which the other provisions of this clause (e) are not strictly applicable but the failure to make any adjustment would not fairly protect the rights set forth in this clause (e) in accordance with the essential intent and principles hereof, then, in each case, the Corporation will make appropriate adjustment to the Adjustment Number or otherwise so as to fairly protect the rights of the holders of Series A preferred stock.

(f)                Ranking. The Series A preferred stock will, with respect to both dividend rights and rights upon liquidation, winding-up, or dissolution of the Corporation, rank: (i) senior to all classes or series of the capital stock; (ii) senior to any other class or series of the Corporation’s capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series A preferred stock; and (iii) junior to any other class or series of the Corporation’s capital stock, the terms of which expressly provide that it will rank senior to the Series A preferred stock, none of which exists on the date hereof; and (iv) subject to funds legally available and payment of or provision for the Corporation’s debts and other liabilities.

(g)               No Redemption. Shares of Series A preferred stock shall not be subject to redemption by the Corporation.”

Fourth: No shares of the Corporation’s Series A preferred stock have been issued or are outstanding as of the date hereof. The foregoing amendments to the Certificate of Incorporation were authorized pursuant to the authority granted in subparagraph (2) of Article FOUR of the Certificate of Incorporation and Section 502(d) of the New York Business Corporation Law, by the affirmative vote of a majority of the entire Board of Directors of the Corporation, at a meeting duly called and held on September 28, 2021.

In Witness Whereof, the undersigned has signed this Certificate of Amendment on October 1, 2021.

/s/ Frank Sedlarcik
Frank Sedlarcik,
Vice President, Assistant General Counsel and Secretary